UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 2, 2008

MAGNUM D’OR RESOURCES, INC.
(Exact name of registrant as specified in its Charter)

Nevada	0-31849	98-0215222
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

1326 S.E. 17th Street, #513, Ft. Lauderdale, Florida 33316
(Address of principal executive offices)

(305) 420-6563
(Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Entry into a Material Definitive Agreement

Item 1.01 Entry into a Material Definitive Agreement

Magnum D’Or Resources, Inc. announces a five year, $40,000,000.00 ($8,000,000.00 annually) contract with National Sales & Supply (NSS, LLC) (“NSS”) for rubber nuggets.

Magnum, under this new production agreement, will sell and supply NSS with rubber nuggets in order to help fulfill its open orders and contracts with large corporations such as Wal-Mart, Home Depot, and Lowes amongst others. Magnum will use its patented technology through the process of recycling scrap rubber tires to produce the new products.

Joseph Glusic, President of Magnum, stated: "We are now accelerating our presence in the growing `Green Market' using our licensed patented technology. We are beginning to fulfill our mission by doing our part to eliminate global pollution generated by used tires and scrap rubber constituents in landfills."

With the commencement of shipments from our new Crumb Rubber Plant, Magnum will have a fully functional and wholly owned operating facility in North America. Financing for the turn key plant was procured through the manufacturer, while shipment and start-up costs are being borne directly by Magnum through a non-dilutive conventional financing arrangement.

Magnum is executing its business and marketing plan to become a leader in the recycling industry by providing: Turnkey Recycling Plants, Operational Assistance, Consulting Resources, Waste Management Solutions, and Heavy Recycling Equipment Supplies for producing high quality raw materials.

NSS is a leading manufacturer and distributor of rubber landscaping products and playground safety surfacing products to large retail suppliers and consumers.

National Sales & Supply Home page: http://www.nsalessupply.com/index.htm. To view Rubber Mulch: http://www.national-mulch.com/

Section 9 - Financial Statement and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Agreement for the Provision of Rubber Nuggets Products with National Sales and Supply (NSS, LLC) dated June 2, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Magnum d'Or Resources Inc.
(Registrant)

Date: July 7, 2008	By:	/s/ Joseph J. Glusic
Joseph J. Glusic
Chief Executive Officer and President